News Release

Mattson Technology Contact	Investor & Media Contact
Andrew J. Moring	Laura Guerrant
Mattson Technology, Inc.	Guerrant Associates
tel 510-492-6530	tel 808-882-1467
fax 510-492-5963	fax 808-882-1267
andy.moring@mattson.com	lguerrant@guerrantir.com

FOR IMMEDIATE RELEASE

MATTSON TECHNOLOGY, INC. REVISES SECOND QUARTER GUIDANCE

FREMONT, Calif. — July 8, 2008 — Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today revised its previously announced second quarter 2008 guidance (quarter ended June 29, 2008). The Company's revised guidance reflects a protracted weakness in the overall semiconductor market that has resulted in lower shipments to some of its major memory customers.

Based on preliminary information, second quarter revenue excluding royalty income is expected to be approximately $35 million, as compared to the previously announced guidance of $40 to $42 million. The Company cited continuing weakness in the memory market, which caused delays of systems shipments to certain customers' fabrication plants. In addition, lower production levels at customers' fabrication plants have also caused spares and service sales to be less than had been anticipated.

Gross margins are expected to be approximately 34 percent, as compared to the previous guidance of 39 to 41 percent. The decline in gross margin is primarily attributable to under absorption in the Company's factories resulting from lower revenue. The shift in the Company's product and distribution mix caused by the push-outs and lower spares revenue further impacted gross margins.

Losses excluding royalty income and previously announced restructuring and severance expenses are expected to be between ($0.26) to ($0.24) per share, as compared to previous guidance of ($0.17) to ($0.10) per share. Second quarter royalty income from Dainippon Screen Manufacturing Co., Ltd. (DNS) is expected to be $6.4 million. Restructuring and severance expenses are expected to be approximately $0.9 million. On a GAAP basis, losses including royalty income, restructuring and severance expenses are expected to be between ($0.15) and ($0.13) per share.

David L. Dutton, President and CEO, noted, "The semiconductor capital equipment industry is experiencing a protracted weakness in the memory markets. Accordingly, we are reducing our cost structure in selected support organizations through our recently announced reduction in force, and implementation of additional cost savings initiatives." Dutton concluded, "None of our revenue shortfall was attributable to competitive losses. We continue to invest in new products and growth initiatives in anticipation of improved market conditions. Specifically, Mattson is expanding into the etch market with innovative products targeting high volume dielectric etch applications, and is also expanding into the millisecond annealing and thermal oxidation markets."

Mattson will release second quarter earnings after the market close on Wednesday, July 23, 2008. The Company will hold a conference call on Wednesday, July 23, 2008 beginning at 2:30 p.m. Pacific Time/5:30 p.m. Eastern Time. The call will be available to all interested listeners via an audio webcast that can be accessed through Mattson's website www.mattson.com under

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the Investors section. A replay of the conference call will be available on Mattson's website for one week following the live broadcast.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements regarding the Company's future prospects, including, but not limited to: anticipated bookings, revenue, margins, earnings per share, market share, tax rate and fully diluted shares outstanding for future periods. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the Company's products; customer acceptance of delivered products and the Company's ability to collect amounts due upon shipment and upon acceptance; the Company's ability to timely manufacture, deliver and support ordered products; the Company's ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the Company's competitors; the Company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. Results for the current quarter are preliminary and subject to adjustment. The Company assumes no obligation to update the information provided in this news release.

About Mattson Technology, Inc.
Mattson Technology, Inc. designs, manufactures, and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. The Company is a leading supplier of dry strip and rapid thermal processing equipment to the global semiconductor industry. Its strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. Mattson is expanding into the etch market with innovative products targeting high volume dielectric etch applications, and is also expanding into the millisecond annealing and thermal oxidation markets. The Company expects that entry into these new markets will enhance its technical leadership and deliver revenue and profitability gains. Mattson was founded in 1988 and is headquartered in Fremont, California. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900. Fax: (510) 492-5911. Internet: www.mattson.com.